Exhibit (h)(7)








                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                                   CGM TRUST

                                      and

                      STATE STREET BANK AND TRUST COMPANY















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                               TABLE OF CONTENTS

                                                                         PAGE


Article 1 Terms of Appointment........................................... 1

Article 2 Fees and Expenses.............................................. 5

Article 3 Representations and Warranties of the Bank..................... 6

Article 4 Representations and Warranties the Fund........................ 6

Article 5 Indemnification................................................ 7

Article 6 Covenants of the Trust and the Bank............................10

Article 7 Termination of Agreement.......................................11

Article 8 Assignment.....................................................11

Article 9 Amendment......................................................12

Article 10 Massachusetts Law to Apply....................................12

Article 11 Entire Agreement..............................................12

Article 12 Multiple Series...............................................12



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                     TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the 2nd day of September, 1997, by and between CGM Trust, a Massachusetts business trust (the "Trust"), having its principal office and place of business at One International Place, Boston, Massachusetts 02110, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

     WHEREAS, the Trust, on behalf of CGM Focus Fund, a series of the Trust (the "Series" or the "Fund") desires to appoint the Bank as the Fund's transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1 Terms of Appointment

     1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

     1.02 The Bank agrees that it will perform the following services:

          (a) In accordance with procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:


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              (i)    Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the authorized custodian of the Fund (the "Custodian");

              (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

              (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

              (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

              (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions; upon receipt of proper request for transfer and surrender to it of Share certificates in proper form for transfer, the Bank is authorized to transfer Shares on the records of the Trust maintained by it from time to time and upon cancellation of surrendered certificates to credit a like amount of Shares to the transferee and to countersign, issue and deliver new certificates, if requested;


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              (vi)   Prepare and transmit payments for dividends and
                     distributions declared by the Trust;

              (vii) Maintain records of account for and advise the Trust and its Shareholders an to the foregoing;

              (viii) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are issued and outstanding. Bank shall also provide the Trust on a regular basis with the total number of Shares which are issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any state blue sky laws relating to the issue or sale of such Shares which functions shall be the sole responsibility of the Trust; and

              (ix) If a Shareholder of uncertificated Shares requests the issuance of a Share certificate or the registration of a pledge of such Shares, the Bank, as Transfer Agent, shall countersign and mail by first class mail a Share certificate to the Shareholder at his address as set forth on the transfer books of the Trust, subject to any other instructions for delivery of certificates which the Trust may give to the Bank with respect to certificates representing newly purchased Shares, and subject to the limitation that no certificates representing newly

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                     purchased Shares shall be mailed until the cash purchase
                     price of the Shares has been deposited in the bank account of the Fund maintained by the Custodian.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, withholding income dividends, capital gains distributions and redemption proceeds as required by federal withholding regulations, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each state. The Trust shall (i) identify to the Bank in writing those Fund transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on

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the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Bank for the blue sky state registration status of the Trust and the Fund is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust or the Fund, as appropriate, and the reporting of such transactions to the Trust as provided above.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and the Bank.

Article 2 Fees and Expenses

     2.01 For performance by the Bank pursuant to this Agreement, the Trust agrees on behalf of each of the Fund, to pay the Bank fees for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and the Bank.

     2.02 In addition to the fees paid under Section 2.01 above, the Trust agrees, on behalf of the Fund, to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the Fund.

     2.03 The Trust agrees, on behalf of the Fund, to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the

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Trust on behalf of the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3 Representations and Warranties of the Bank

     The Bank represents and warrants to the Trust that:

     3.01 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

     3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

     3.03 It is empowered under applicable laws and by its charter and By-laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4 Representations and Warranties the Fund

     The Fund represents and warrants to the Bank that;

     4.01 The Trust is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

     4.02 It to empowered under applicable laws and by the Amended and Restated Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), and By-laws of the Trust to enter into and perform this Agreement.

     4.03 All corporate proceedings required by said Declaration of Trust and By-laws have been taken to authorize it to enter into and perform this Agreement.


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     4.04 It is an open-end management investment company registered under the
Investment Company Act of 1940.

     4.05 A registration statement under the Securities Act of 1933 in currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

     4.06 The beneficial interest in the Fund la divided into an unlimited number of Shares of beneficial interest, without a par value.

Article 5 Indemnification

     5.01 The Bank shall not be responsible for, and the Trust on behalf of the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

          (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

          (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.


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          (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

          (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02 The Bank shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence of willful misconduct.

     5.03 At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it without negligence and in good faith in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority

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of any person, until receipt of written notice thereof from the Trust. The
Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. The Bank shall use its best efforts to minimize the likelihood of such damage resulting from the events described in the immediately preceding sentence and if such damage occurs, the Bank shall use its best efforts to mitigate the effects of such events.

     5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in

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any case in which the other party say be required to indemnify it except with the other party's prior written consent.

Article 6 Covenants of the Trust and the Bank

     6.01 The Trust shall promptly furnish to the Bank the following:

          (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement

          (b) A copy of the Declaration of Trust and By-laws of the Fund and all amendments thereto.

     6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

     6.04 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement

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shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust relating to the Fund, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7 Termination of Agreement

     7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

     7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8 Assignment

     8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     8.03 The Bank may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a

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transfer agent pursuant to Section 17A (c) (1) of the Securities Exchange Act
Of 1934 ("Section 17A(c)(1)", (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1); provided, however, that the Bank shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9 Amendment

     9.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 10 Massachusetts Law to Apply

     10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11 Entire Agreement

     11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12 Multiple Series

     Notwithstanding any other provision hereof, the rights, obligations and remedies under this Agreement of the parties hereto shall constitute rights, obligations and remedies only with respect to the Series and the assets of the Series, and no other series of the Trust shall have any rights, obligations or remedies under this Agreement.


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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                    CGM Trust


                                    BY: /s/ Robert L. Kemp
                                        ------------------------------------
                                        Title: President

ATTEST:


__________________________________
Title:

                                    STATE STREET BANK AND TRUST COMPANY


                                    BY: /s/ Ronald E. Logue
                                        ------------------------------------
                                        Title: Executive Vice President

ATTEST:


/s/ Stephen Cesso
----------------------------------
Title:  Vice President


     A copy of the Declaration of Trust establishing CGM Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.


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                      STATE STREET BANK AND TRUST COMPANY         [State Street
                        Fee Information for Services as               Logo]
                  Plan, Transfer and Dividend Disbursing Agent

                           CAPITAL GROWTH MANAGEMENT


Annual Account Service Fees

        CGM Focus Fund                           $ 8.00
        Closed Account Fee                       $ 1.50


Annual Maintenance Charges
The per account annual fee will be billed at a rate of 1/12 of the annual fee for each fund account serviced during the month. Accounts serviced is defined as all open accounts at month end and accounts which close during the month. There is a minimum charge of $1,500 per month.

Activity Based Fees
        New Account Set-up                       $ 3.00 each
        Telephone Calls                          $ 1.50 each
        ACH                                      $ 0.35 each


Other Fees
        Investor Processing                      $ 1.80/Investor
        Disaster Recovery/Emergency
        Backup Per Account Serviced, Per Year    $ 0.25


IRA Custodian Fees
        Acceptance & Set-up                      $ 5.00/account
        Annual Maintenance                       $10.00/account


Out-of-Pocket Expenses
Out-of-Pocket expenses include but are not limited to: Confirmation statements, postage, forms telephone retention, transcripts, microfilm, microfiche, proxy tabulation and expenses incurred at the specific direction of the fund.

*This schedule will not be activated until Fund becomes effective.


CAPITAL GROWTH MANAGEMENT               STATE STREET BANK & TRUST CO.

By: /s/ Robert L. Kemp                  By: /s/ Ronald E. Logue
   -----------------------------           ---------------------------------

Title: President                        Title: Executive Vice President
      --------------------------              ------------------------------

Date: 7/25/97                           Date: 7/23/97
     ---------------------------             -------------------------------

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                                      CGM
                         THIRD PARTY CHECK PROCEDURES

The following is the CGM policy for reviewing THIRD PARTY CHECKS:

DEFINITION: A THIRD PARTY CHECK is any deposit not payable to CGM or State Street Bank & Trust Co. for new accounts or subsequent investments.

Any $10,000 and over THIRD PARTY CHECK to establish a new account or a subsequent investment will be rejected by Boston Financial. A front and back copy of the check will be faxed to CGM for review.

CGM will provide indemnification if a check is to be processed. Operations will scan the authorization with a copy of the check as a "PURCH". The check will be deposited to cover this purchase.

When rejecting, CGM will advise Operations in writing and the item will be scanned as a "CORHOT". A letter along with the check will be forwarded to the address of record.

NOTE: If CGM does not respond same day or if the check is received late, the item will be rejected to correspondence and CGM notified the next business day.

EXCEPTIONS:

o All new accounts with THIRD PARTY CHECKS, regardless of amount, will be automatically rejected. CGM should provide instructions to reject or indemnification to process before sending applications to Boston Financial.

NOTE: The check fraud list should be checked against any THIRD PARTY INVESTMENT CHECK that is accepted for processing.

FUND AUTHORIZATION: The Fund shall indemnify and hold BFDS harmless from and against, any and all losses, damages, costs, charges, counsel, fees, payments, expenses and liability arising out of or attributing to honoring the above instructions.

CGM, SSB and BFDS may revoke this indemnity agreement upon prior written notice, and in case of such revocation, this indemnity agreement shall remain effective for all refunded checks issued prior thereto.


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/s/ Frank N. Strauss, Treasurer
-------------------------------------------
Name and Title



/s/ Richard Ahl, Divisional Vice President
-------------------------------------------
Officer Name and Title